Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Names G. Mike Mikan to Board of Directors
FORT LAUDERDALE, Fla., March 7, 2013, AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors appointed G. Mike Mikan as an independent director effective March 7, 2013.

“We are very pleased to have Mike join the AutoNation Board,” said Mike Jackson, AutoNation's Chairman and Chief Executive Officer. “Mike brings a wealth of operational and public company leadership experience that complements the expertise of our other Board members.”

Mr. Mikan has served as President of ESL Investments, Inc., AutoNation’s largest stockholder, since January 1, 2013. Mr. Mikan served as the Interim Chief Executive Officer of Best Buy Co., Inc. from April 2012 until September 2012. From November 1998 through February 2012, Mr. Mikan served in various executive positions at UnitedHealth Group Incorporated, including as Executive Vice President and Chief Financial Officer, as well as Chief Executive Officer of its Optum subsidiary, a diversified health services business.

AutoNation also announced today that William C. Crowley has decided not to stand for re-election to the AutoNation Board and will retire from the AutoNation Board effective upon completion of AutoNation's 2013 Annual Meeting of Stockholders, which is expected to be held in May 2013, so that he may focus on other professional interests.

“It has been an honor and pleasure to have served with the Board of AutoNation,” said Mr. Crowley. “I remain a significant shareholder, and I have great confidence that Mike Jackson, his leadership team, and the rest of the Board will continue to improve the business and create value for shareholders.”

“Bill has been a member of our Board for over ten years, and his guidance and partnership have helped me lead our company,” said Mr. Jackson. “We thank him for his years of service on the Board.”

About AutoNation, Inc.

AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 265 new vehicle franchises, which sell 32 brands across 15 states, AutoNation is America's largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer. Follow us at www.facebook.com/autonation and www.twitter.com/autonation.

For additional information about AutoNation, please visit investors.autonation.com or www.autonation.com.